                                                                    Exhibit 4(c)

                          STOCK OPTION AWARD AGREEMENT

                          (Non-Qualified Stock Option)


         This STOCK OPTION AWARD AGREEMENT is made to be effective as of June 14, 2000, by and between The Bank of Kentucky Financial Corporation, a Kentucky corporation (hereinafter referred to as "BKFC"), and Robert L. Grimm (hereinafter referred to as the "OPTIONEE");

                                   WITNESSETH:

         WHEREAS, the OPTIONEE holds an option to purchase 1,417 common shares of Fort Thomas Financial Corporation, an Ohio corporation (hereinafter referred to as "FTFC"), the exercise price of which is $6.91 per share (hereinafter referred to as the "FTFC OPTION");

         WHEREAS, on June 14, 2000, FTFC merged with and into BKFC in accordance with the Agreement and Plan of Reorganization dated December 21, 1999, by and among BKFC, FTFC and their subsidiaries (hereinafter referred to as the "MERGER AGREEMENT"), as a result of which the FTFC OPTION was cancelled and extinguished; and

         WHEREAS, in accordance with Section 2.01(a) of the MERGER AGREEMENT, BKFC must grant an option to purchase a certain number of shares of BKFC stock in consideration and exchange for the cancellation and extinguishment of the FTFC OPTION;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, BKFC and the OPTIONEE, intending to be legally bound, hereby agree as follows:

         1. Grant of Option. In accordance with Section 2.01(a) of the MERGER AGREEMENT and upon the terms and subject to the conditions of this Stock Option Award Agreement, BKFC hereby grants to the OPTIONEE an option to purchase Eight Hundred (800) shares of BKFC stock (hereinafter referred to as the "BKFC OPTION"). The BKFC OPTION is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "CODE"). The shares of BKFC stock to be issued upon the exercise of the BKFC OPTION may be either authorized and unissued shares or issued shares of BKFC stock which have been acquired by BKFC.

         2. Terms and Conditions of the BKFC OPTION.

                  (A) BKFC OPTION Price. The purchase price (hereinafter referred to as the "BKFC OPTION PRICE") to be paid by the OPTIONEE to BKFC upon the exercise of the BKFC OPTION shall be $12.24 per share.

                  (B) Exercise of the BKFC OPTION. Subject to the other provisions of this Stock Option Award Agreement, the BKFC OPTION may not be exercised until February 1, 2001, after which the BKFC OPTION shall remain exercisable until the date of expiration or termination of the BKFC OPTION in accordance with Section 2(C) of this Stock Option Award Agreement. The BKFC OPTION may be exercised in a manner by which less than the total number of shares of BKFC stock subject to the BKFC OPTION may be purchased, but may not be exercised unless the shares of BKFC stock issued upon such exercise are first registered pursuant to any applicable federal and state laws or regulations or, in the opinion of securities counsel to BKFC, are exempt from such registration. Nothing contained in this AGREEMENT shall be construed to require BKFC to take any action whatsoever to make the BKFC OPTION exercisable or to make transferable any shares issued upon the exercise of the BKFC OPTION.

                  (C) BKFC OPTION Term. This Stock Option Award Agreement and the BKFC OPTION shall terminate, and the BKFC OPTION shall in no event be exercisable after, June 14, 2002; provided, however, that in the event the OPTIONEE'S service on the Advisory Board of BKFC or as a consultant to BKFC is terminated before June 14, 2002, this Stock Option Award Agreement and the BKFC OPTION shall each, automatically and without further act of either the OPTIONEE or BKFC, be terminated and cancelled.

                  (D) Method of Exercise. The BKFC OPTION may be exercised by delivering written notice of exercise to BKFC in care of its President or its Treasurer. Such notice must state the number of shares in respect of which the BKFC OPTION is being exercised and must be accompanied by payment in full of the BKFC OPTION PRICE in cash.

                  (E) Satisfaction of Taxes and Tax Withholding. BKFC or a subsidiary shall be entitled, if the Board of Directors deems it necessary or desirable, to withhold (or secure payment from the OPTIONEE in lieu of withholding) the amount necessary to satisfy any withholding or employment-related tax obligation attributable to the exercise of the BKFC OPTION or otherwise incurred with respect to the BKFC OPTION, and BKFC may defer delivery of any shares pursuant to the exercise of the BKFC OPTION. The Board of Directors may, in its discretion and subject to such rules as the Board of Directors may adopt, permit the OPTIONEE to satisfy, in whole or in part, any withholding or employment-related tax obligation which may arise in connection with the grant, exercise or disposition of the BKFC OPTION by electing to have BKFC withhold shares of BKFC stock to be issued, or by electing to deliver to BKFC shares of BKFC stock already owned by the OPTIONEE having a fair market value (as determined by the Board of Directors) equal to the amount of such tax obligation.

         3. Non-Assignability of the BKFC OPTION. The BKFC OPTION shall not be assignable or transferable, except by will or by the laws of descent and distribution, and the terms and conditions of the BKFC OPTION shall be binding upon each and every executor, administrator, heir, beneficiary or other successor to the OPTIONEE's interest.

         4. Adjustment Upon Changes in Capitalization.

                  (a) The existence of this Stock Option Award Agreement and the BKFC OPTION shall not affect or restrict in any way the right or power of the Board of Directors of BKFC or the shareholders of BKFC to make or authorize any one or more of the following: any adjustment, recapitalization, reorganization or other change in the BKFC's capital structure or its business; any merger, acquisition or consolidation of the BKFC; any issuance of shares of stock, bonds, debentures, preferred or prior preference stocks ahead of or affecting BKFC's capital stock or rights in respect thereof; the dissolution or liquidation of BKFC or any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, including any merger or acquisition which would result in the exchange of cash, stock of any other company or options to purchase the stock of another company for the BKFC OPTION or which would involve the termination of the BKFC OPTION at the time of such corporate transaction.

                  (b) In the event of any change in capitalization affecting the shares of BKFC stock, such as a stock dividend, stock split, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the shares of BKFC stock, such proportionate adjustments, if any, as the Board of Directors of BKFC in its discretion may deem appropriate to reflect such change, shall be made with respect to the aggregate number of shares of BKFC stock subject to the BKFC OPTION and the BKFC OPTION PRICE.

         5. Securities Law Restrictions. No shares of BKFC stock shall be issued under this Stock Option Award Agreement unless securities counsel for BKFC shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for shares of BKFC stock delivered under this Stock Option Award Agreement may be subject to such stop-transfer orders and other restrictions as the Board of Directors of BKFC may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the shares of BKFC stock are then listed, and any applicable federal or state securities law. The Board of Directors may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. BKFC shall register the shares of BKFC stock subject to the BKFC OPTION on a Registration Statement on Form S-8 as soon as practicable after the effective date of this Stock Option Award Agreement.

         6. Cancellation of FTFC OPTION. The FTFC OPTION is hereby cancelled and extinguished. The Stock Option Award Agreement dated January 29, 1996, by and between FTFC and the OPTIONEE, is hereby terminated and is hereafter of no further force or effect.

         7. Interpretation of this Stock Option Award. The Board of Directors of BKFC is authorized to construe and interpret this Stock Option Award Agreement and to make all other determinations necessary or advisable for the administration of this Stock Option Award Agreement to the extent permitted by law. Any determination, decision or action of the Board of Directors of BKFC in connection with the construction, interpretation, administration, or application of this Stock Option Award Agreement shall be final, conclusive and binding upon all parties to this Stock Option Award Agreement.

         8. Governing Law. This Stock Option Award Agreement has been executed and delivered in the Commonwealth of Kentucky and shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

         9. Rights and Remedies Cumulative. All rights and remedies of BKFC and of the OPTIONEE enumerated in this Stock Option Award Agreement shall be cumulative and, except as expressly provided otherwise in this Stock Option Award Agreement, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

         10. Captions. The captions contained in this Stock Option Award Agreement are included only for convenience of reference and do not define, limit, explain or modify this Stock Option Award Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Stock Option Award Agreement.

         11. Severability. If any provision of this Stock Option Award Agreement or the application of any provision hereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Stock Option Award Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect. It is the intention of each party to this Stock Option Award Agreement that if any provision of this Stock Option Award Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

         12. Entire Agreement. This Stock Option Award Agreement constitutes the entire agreement between BKFC and the OPTIONEE in respect of the subject matter of this Stock Option Award Agreement, and this Stock Option Award Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Stock Option Award Agreement. All representations of any type relied upon by the OPTIONEE and BKFC in making this Stock Option Award Agreement are specifically set forth herein, and the OPTIONEE and BKFC acknowledge that each of them has relied on no other representation in entering into this Stock Option Award Agreement. No change, termination or attempted waiver of any of the provisions of this Stock Option Award Agreement shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

         13. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Optionee and BKFC, including any successor to BKFC by merger, consolidation or otherwise.

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Option Award Agreement to be executed to be effective as of June 14, 2000.


                                                  THE BANK OF KENTUCKY FINANCIAL
                                                    CORPORATION


                                                  By:
                                                     ---------------------------
                                                     Robert W. Zapp
                                                  Its: President


                                                  ------------------------------
                                                  Robert L. Grimm
                                                  OPTIONEE